EXHIBIT 99

Conference Call Script - 7-23-04 Transcript
3rd Quarter - Fiscal 2004

Operator: Good morning. My name is (Tamia) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Peoples Energy Corp. Third Quarter 2004 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you. Mr. Patrick you may begin your conference.

Tom Patrick: Okay. Thank you (Tamia) and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President and Treasurer, and MaryAnn Wall, our Manager of Investor Relations. Today we'll be reviewing with you our fiscal year 2004 third quarter and fiscal year-to-date results. We will also update you on our outlook for fiscal 2004 as well as comment on our preliminary look at fiscal 2005 after which we will open the call for questions.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the Company's press release or under the captions "Business" and "Management's Discussion and Analysis" in the Company's Form 10-K filed with the Securities and Exchange Commission, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934.

Earlier this morning, we announced fiscal 2004 third quarter earnings of $0.15 per diluted share, down from last year's third quarter results of $0.22 per share. On a fiscal year-to-date basis, earnings per diluted share were $2.46, a decline of $0.39 from a year ago.

Both the quarter and year-to-date comparisons with a year ago were negatively impacted by lower gas deliveries in our core Gas

Distribution business. The decline in deliveries reflects the impacts of both warmer weather and lower non-weather related demand. In terms of the non-weather related component, after a very modest impact through March, it became more apparent in the third quarter that customers are responding to the current high gas price environment by lowering their energy usage. Weather normalized deliveries were down an estimated 3 Bcf, or 7%, for the quarter, and an estimated 6 Bcf, or 3%, year-to-date compared to the year ago periods, with most of the decline occurring in the residential customer segment. Natural gas prices are not expected to decline significantly anytime soon, and we anticipate they will continue to have a dampening effect on gas distribution demand over the next year.

On a positive note, key credit and collection metrics for the utility businesses continued to improve during the quarter, and we now anticipate that bad debt expense will decline by about $5 million for fiscal 2004 compared to fiscal 2003.

Turning to our diversified businesses, we continue to expect to achieve 25-30% growth in operating income over last year, led by outstanding performance in our Retail Energy and Oil and Gas Production businesses.

Regarding oil and gas, this segment is progressing toward another excellent year of production growth and profitability, with fiscal 2004 operating income expected to be up 35-40% from the prior year. However, in our third quarter, we did experience higher exploration expense and lower than expected production volumes that resulted in a decline in operating income compared to a year ago.

We budget only a small portion of drilling capital for exploration or entry into new producing areas each year. The exploration expense in the third quarter was higher than anticipated as a result of operational difficulties encountered during the drilling of an unsuccessful exploratory well in South Louisiana. While we are obviously disappointed in this outcome, we continue to believe that a modest exploration program is appropriate as a component of our acquire and exploit strategy.

In terms of production levels, several operational and timing issues resulted in third quarter production volumes that were essentially flat with the year-ago period and less than we had anticipated.

First, production was hampered by a pipeline force majeure that resulted in 4 million cubic feet per day equivalent of net production being shut in for nearly the entire month of June.

Secondly, we experienced a number of smaller production disruptions due to mechanical problems or well work operations during the quarter, all of which have been rectified going into the fiscal fourth quarter. Combined, these shut-ins resulted in nearly 3 million cubic feet per day equivalent being off production for the quarter.

Lastly, from a timing perspective, we drilled 15 wells during the third quarter, (of which 93% were successful) but only 6 of these wells produced for a portion of the quarter due to timing delays of getting the wells completed and hooked up for production. Over 2 million cubic feet per day of net equivalent production for the quarter was delayed as a result. We are on track to have these wells and a substantial portion of our fourth quarter program on line for a large part of this quarter. During the first half of July, we have already seen a 5 million cubic feet per day equivalent increase in net production over June levels and anticipate that we will see quarter over quarter growth from the third to the fourth quarter.

As a result of these issues, we now estimate that operating income for the Oil and Gas segment will fall short of our previous estimate of nearly $50 million in fiscal 2004. However, as I indicated earlier, we still expect a 35-40% increase from the $32 million achieved in the prior fiscal year and solid production growth of 10% over fiscal 2003.

Before turning the call over to Tom Nardi, I would also like to discuss briefly the strategic reorganization of the utilities and corporate support organization that we announced earlier this month. The objectives of this reorganization are to streamline the Company's management structures and to refocus on new sources of efficiency and revenue.

As the first step in that process, we announced key senior management changes affecting our utility subsidiaries. Bill Morrow was named executive vice president of operations for Peoples Energy. In his new position, Bill's responsibilities expand to oversight of all of the Company's Midwest based energy businesses, including the Gas Distribution business. Desiree Rogers was named president of Peoples Gas and North Shore, succeeding Don Field who will retire on October 1st. Desiree will have direct responsibility for the utilities' field operations, customer functions and gas supply management.

The reorganization process is moving along rapidly. Last week we announced a voluntary severance program to non-union employees of the utilities, and the corporate support organization. At the same time, all positions and reporting relationships as well as the organizational structure within these areas are being reviewed. This will take several weeks to complete, and until then, it is premature to provide any specific estimates of cost savings that may be achieved from this restructuring program. That being said, we do expect that meaningful cost savings will be realized in fiscal 2005 - a rough estimate would be in the $8 to $12 million range.

When we have more specifics, they will be communicated, most likely in September. I am very optimistic that the results of this reorganization process will further enhance our already solid utility businesses and significantly lower our cost structure going forward.

Now Tom Nardi will provide further information on third quarter and year to date results.

Tom Nardi: Thanks, Tom. Peoples Energy today reported third quarter net income of $5.6 million, or $0.15 per diluted share, compared to last year's $8.0 million, or $0.22 per diluted share. On a year-to-date basis, net income was $91.9 million or $2.46 per share, compared to $102.5 million or $2.85 per share a year ago. Higher average common shares outstanding reduced year-to-date earnings per share by approximately $0.09 and warmer weather adversely affected year to year comparisons by about $0.23 per share.

Let me briefly recap the major factors underlying the change in results for each segment.

    Beginning with Gas Distribution, operating income declined $7.8 million for the quarter and $35.6 million year-to-date compared to a year ago. Weather was 18% or 153 degree days warmer in the third quarter and 9% or 565 degree days warmer on a year-to-date basis compared to the year-ago periods. Third quarter deliveries declined 10% from last year, with most of that occurring in the residential sector. The impact of warmer weather adversely affected operating income comparisons by an estimated $2 million for the quarter and $14 million year-to-date compared to last year. In addition, the impact of lower weather normalized sales further reduced operating income by an estimated $5 million in the quarter and $9 million year-to-date compared to the year-ago periods.

    In terms of operating expenses, pension expense increased $3.9 million for the quarter and $7.1 million year-to-date versus the year-ago periods in-line with our budgets. We continue to estimate that pension expense for the full year will total approximately $10 million, compared to a $1.6 million credit recorded in fiscal 2003, with most of this expense hitting the Gas Distribution segment. As we have indicated in prior meetings, fiscal 2005, pension expense is expected to be relatively flat with 2004 levels, excluding any carryover impact on fiscal 2005 pension expense from the recently announced restructuring program.

Bad debt expense declined $5.5 million for the quarter and $5.0 million year-to-date compared to the year-ago periods. Credit and collection metrics continue to show improvement and we now expect that bad debt expense will decline by at least $5 million for the full fiscal year.

Finally, a major factor adversely affecting operating income comparisons with a year ago is the inclusion in last year's third quarter and year-to-date periods of benefits related to reductions in the municipal and state revenue tax accruals. These reductions totaled $5.6 million and $9.7 million respectively.

    Turning to the Oil and Gas Production segment, third quarter operating income declined by $2.8 million compared to the year-ago period due primarily to a $3.8 million increase in exploration expense. As Tom discussed, this expense related to an unsuccessful exploratory well in Louisiana. On a year to date basis, segment operating income increased $7.5 million, or 31%, compared to the year-ago period, due primarily to higher production volumes, improved results from EnerVest and higher net realized prices than a year ago.

    Our current hedge position for the remainder of fiscal 2004 and for fiscal 2005 is summarized in the press release. The Company has hedges in place for approximately 6.5 million MMBTUs for the remainder of the year, or approximately 95% of estimated remaining fiscal 2004 production.

    In our preliminary outlook for fiscal 2005, we have assumed a $5.50 per MMBTU price for unhedged production. In addition, our fiscal 2005 hedges in place and collar floors are about $.50 to $.60 per MMBTU higher than those in place for fiscal 2004 at the same time last year. If these market prices were to hold throughout next year, we would achieve about 10% higher net realized prices in fiscal 2005 over fiscal 2004.

    Looking at our Midwest based energy businesses, Midstream results posted a modest third quarter gain, reversing last year's $0.8 million third quarter loss, but declined $2.2 million on a year-to-date basis, due to lower volumes and revenues from Hub services as well as reduced gas price volatility in 2004. Reduced volatility impacts optimization value derived from storage and transportation contracts managed by this business.

    In the Retail Energy Services segment, operating income was flat for the quarter. However, on a year-to-date basis, operating income totaled $8.8 million, up $3.7 million compared to a year ago, as this business continues to grow profitably in terms of both customers and energy delivery volumes.

    Corporate costs declined $1.7 million in the quarter and were essentially flat year-to-date compared to last year, with higher outside services costs related primarily to the gas reconciliation case offsetting lower stock appreciation rights expense resulting from a lower Peoples Energy stock price.

Interest expense was lower for both the quarter and year-to-date periods compared to last year due to lower interest rates. In the third quarter, we termed up an additional $50 million of Peoples Gas Light long-term debt and currently only about 11% of consolidated Peoples Energy long-term debt is adjustable rate.

Finally, the fiscal year-to-date period benefited from a lower effective tax rate due to prior fiscal 2004 adjustments in accrued income taxes and due to the ability under recent tax legislation to realize tax benefits from dividends reinvested in Peoples Energy stock under the Company's Employee Stock Ownership Plan. We now estimate a combined state and federal effective tax rate of about 33% for fiscal 2004 and about 36% for fiscal 2005.

Turning to other financial matters, we continue to estimate that fiscal 2004 capital expenditures will total approximately $180 million, with Oil and Gas Production expenditures expected to be in the $85-$90 million range excluding any further acquisition activity. Most of the balance is targeted for Gas Distribution.

This concludes my remarks, and I'll now turn the call back over to Tom.

Tom Patrick: Thanks, Tom. In terms of our outlook for fiscal 2004, we now expect earnings will be in the range of $2.60 to $2.70 per diluted share. Although operating income from our diversified energy businesses is expected to be up 25-30% for the entire fiscal year over last year, their strong performance will not overcome the negative effects of warmer weather and conservation on Gas Distribution deliveries.

The estimated range assumes fourth quarter gains on asset sales in the Power and Gas Distribution segments totaling approximately $0.10 per share. Although progress continues in moving toward those sales, the timing is difficult to predict and they could potentially extend into fiscal 2005.

The fiscal 2004 estimate excludes any charge associated with the strategic reorganization and severance program that I discussed earlier, which will likely be recorded in the fiscal 2004 fourth quarter. The amount of that charge cannot be estimated at this time and will depend on the outcome of the program.

Looking ahead to fiscal 2005, although we are still in the process of formulating our budget, on a preliminary basis we believe the current First Call range of analysts' estimates of $2.70 to $2.88 per share is reasonable. Our outlook will reflect a number of anticipated positives next year, including cost reductions associated with the strategic reorganization that I discussed earlier, a return to normal weather in our Gas Distribution business, ongoing 10-15% growth from the diversified businesses, and stabilized pension expense.

(Tamia) we're now ready to open the call up for questions.

Operator: At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Sam Brothwell from Merrill Lynch.

Sam Brothwell: Good morning

Tom Patrick: Good morning Sam.

Sam Brothwell: Just trying to understand how we move from your revised '04 range -- and I know there's a lot of moving pieces in here -- but it seems that you've got somewhere on the order of maybe 20 cents or so of - 15 to 20 cents of what you might characterize as non-recurring items between your dry hole expense and weather that are pushing things down. I think you also mentioned increased pension expense.

But as we look towards '05 if I just do the math real quickly on your anticipated $8 to $12 million savings from your severance program, you know, it seems like that would be about 15 cents of upside.

And then if I kind of add back the dry hole and weather and so forth it would seem that you would - preliminarily at least it would seem that you would get to something more aggressive than kind of the $2.70 to $2.88 range that you indicated you're comfortable with.

Can you just help me understand what I'm missing there?

Tom Patrick: Yeah I'll have Tom Nardi answer that question Sam. But I guess one thing is that, you know, the range we're giving you today is pretty preliminary. There's still a lot of moving parts but we thought we ought to at least confirm that the numbers that are out there are not unreasonable.

Sam Brothwell: Okay.

Tom Patrick: Tom do you want to add to that?

Tom Nardi: Yeah Sam at a real high level your thinking is on the mark. The items - some of the bigger items though that are going the other way are the lower effective - or the higher effective tax rate. That's probably at least a dime a share. And likely higher interest expense of around a nickel a share.

Sam Brothwell: Why the higher effective tax rate?

Tom Nardi: Because this year benefited from some adjustments to our accrued tax reserves that we don't anticipate happening next year.

Sam Brothwell: Okay. Okay.

Tom Nardi: And we picked up two years worth of that ESOP deduction whereas next year it'll be back to just the normal year.

Sam Brothwell: Okay. And I think I also heard you say something about you're expecting somewhere on the order of 10 cents a share in some asset sale gains in the fourth quarter of this year?

Tom Nardi: Yes.

Sam Brothwell: Are those reflected in that $2.60 to $2.70 outlook?

Tom Nardi: Yes they are.

Tom Patrick: Yes.

Sam Brothwell: Okay. That explains part of it. And then if I may if you could quickly update us on two other things -- where things are ... there's been a lot of news on the Aquila front - if you could just comment on the Elwood situation.

And of the $85 to $90 million CAPEX that you're targeting in your E&P subsidiary is that all drilling or do you anticipate some more acquisitions as part of that?

Tom Patrick: Let's take Aquila and Elwood first Sam. The - I know there's been news about them and some of their asset sales and their resolution with Chubb and other things like that but we basically are still in the same mode with them that we have been.

They're still paying their bills. They're still maintaining support in the form of cash deposits. And they're operating the plant. I mean, so they're running the plant during the summer. So it's sort of business as usual.

Sooner or later because they keep talking about addressing this I expect we'll hear from them. But we have not at this point.

Regarding the CAPEX question were you asking about our estimate for this year or are you talking about for the coming year?

Sam Brothwell: I think that was - if I was reading the release right - I was trying to ask about the coming year.

Tom Patrick: Well the coming year numbers - that number is a mix of drilling and acquisitions, which is not final yet. Fortunately we have enough drilling opportunities - of inventory that we've accumulated through our previous acquisitions and the work that we've done that we could probably spend it all on drilling.

But that's not our expectation. There will be some acquisition in the mix provided that we can find the right kind of properties.

Tom Nardi: And Sam the '04 CAPEX number excludes any additional acquisition capital in that business.

Sam Brothwell: Okay. Thanks very much. Have a good weekend.

Tom Patrick: Thanks Sam.

Operator: Your next question comes from the line of David Maccarrone from Goldman Sachs.

David Maccarrone:Good morning. I was wondering if you could tell us where current production is?

Tom Patrick: It's right around 75 million cubic feet a day equivalent.

David Maccarrone:Okay. And the dry hole expense can you just review with us maybe what your assumptions were going into that well. You know, the type of reserve potential and how frequent that sort of drilling prospect comes along. How that's consistent with your strategy overall?

Tom Patrick: Well that sort of drilling prospect doesn't come along very often. We - it's about the largest exposure you'd ever see us have on a single well. And it represents a very large part of what we consider to be our exploration budget. We usually set aside something like 10% of the drilling budget in a year for addressing opportunities like this.

This ended up being a well that had a lot of difficulties. But it did present a lot of opportunities. It was located near a good producing well. So it had, you know, it was believed to be a fairly conservative prospect. And it's in an area where if we had had some upside we might have been looking at our net interest of potential of 20 BCF of reserves added.

So there was reason we thought to take what at the time was a conservative approach. But the major reason for such a high cost was the problems that were encountered in drilling.

It was to a depth of 16,000 feet. We crossed some depleted zones and lost pressure so that then we lost mud circulation and had to go in and address that problem. And then the drill pipe stuck several times.

So we ended up basically with $2 million in cost overruns that were unanticipated in drilling the well. And then of course it proved unsuccessful.

Overall our drilling program - our exploration program if you look at it over a longer term has been successful. We've completed about two thirds of them and that shows you -- a successfully completed two thirds of them -- and that shows you how we risked them and what the overall quality of the program is David. And that's over a three-year horizon.

But in any one year because we budget such a small amount you can encounter an issue like this.

David Maccarrone:Tom I think you'd indicated what weather was versus last year. Can you provide in the quarter and the year what weather did for you versus normal roughly?

Tom Nardi: Yes. You're talking about the degree days or the dollars?

David Maccarrone:Dollars. Dollars.

Tom Nardi: Third quarter I think we said it was about $2 million negative for the quarter and year to date it was about $9 million negative. That's for the current period.

David Maccarrone:That's period to period or relative to normal?

Tom Nardi: That's versus normal.

David Maccarrone:Okay. Thank you. Now that's ...

Tom Nardi: Last year was colder than normal.

David Maccarrone:Got you. And then just can you touch base with us and review the E&P cost structure, where you see it going versus where it was in the third and second quarter, how much of the rise in the quarter outside of the dry hole expense do you see as being sustained or does that primarily reflect some mechanical interruptions?

Tom Patrick: I would say the later David. We see that coming back towards where it has been in prior times.

David Maccarrone:Okay. Thank you very much.

Operator: Your next question comes from the line of Devin Geoghegan from Zimmer Lucas Partners.

Devin Geoghegan:I was just wanted to ask just a couple of questions on the utility. One, what's the ROE for Peoples in '04 do you think that you'll actually realize?

Tom Patrick: If you're talking about the Commerce Commission or regulatory ROE?

Devin Geoghegan:Yeah. What - if you take your rate base and then you give the allowed capital structure what kind of ROE would you end up in '04?

Tom Patrick: I think the number would be around 10%.

Devin Geoghegan:Even with the - are you adding bad weather in that 10%.

Tom Patrick: Yes.

Tom Nardi: Yes.

Tom Patrick: That's weather normalized.

Devin Geoghegan:Okay. So on a weather normalized basis you'd be at 10%?

Tom Patrick: Yes.

Devin Geoghegan:And then would the cost savings almost be equal? It should go up a couple of points I would think - at least a point maybe?

Tom Nardi: It'll go up a little bit but certainly our target is to get back to the last allowed return and stay in that 11% range.

Tom Patrick: Or better.

Tom Nardi: Or better.

Devin Geoghegan:Okay. So there's no plans to go in for a rate increase request?

Tom Patrick: That's correct.

Devin Geoghegan:Okay. Thank you very much.

Operator: Your next question comes from the line of Matt Breidert from Millennium Partners.

Matt Breidert: My question was just answered.

Tom Patrick: Okay.

Operator: Your next question comes from the line of Anatol Feygin from Banc of America Securities.

Anatol Feygin: Good morning. I have a couple of follow up questions. One on - Tom you had mentioned that you started to see this quarter the effect of higher prices on conservation.

Do you think that that's something that will play out over the course of the year or is that something that's more seasonal in nature and we should see consumption given that it is Chicago pick back up to historical levels over the winter quarter?

Tom Patrick: You know it's probably too soon to make any strong pronouncements about the effect of higher prices and how they're going to play out. We saw - I guess the one observation that I would make is that we saw this notable decline in a shoulder period at a time when, you know, you might argue it's easier for people to conserve because weather can - you can have warm spells of weather mixed in with cool spells.

For the winter period which is the bulk of the year we have not seen such pronounced conservation. So I guess we'd have to say the jury is still out but with prices staying in this high range we expect that, you know, we're dialing into our expectations - some ongoing conservation.

Anatol Feygin: But a recovery is somewhat off of this quarter's pattern?

Tom Patrick: Yes, for the year - for an annualized period.

Anatol Feygin: Sure. And in terms of your pension assumptions you mentioned that the expense run rate will be roughly flat at this point. From research you guys are on a June 30 pension year and just wanted to see if you could give us some color for the assumptions that you're using.

Last year was a very different interest rate environment at this time of the year. I believe you guys lowered your discount rate. Is that something that you're looking at ratcheting back up.

And, you know, I would assume over the course of the year that you - that the plan assets have improved. So just wondering what's going into the assumption to give you a constant expense run rate in '05 versus '04.

Tom Nardi: Yeah I'll take that Anatol. Yes we look at June 30 measurement date. We expect our discount rate to bump up about 25 basis points to 6-1/4% from 6% last year.

We have not changed our return on asset assumption of 8-3/4%. And our plan did enjoy a very good return year earning about 17% for the measurement year compared to that actuarial assumption of 8-3/4%.

Anatol Feygin: The flat expense then is just a function of smoothing over a multi-year period?

Tom Nardi: Yes. The pension expense is complicated and a lot of the aspects get smoothed. The discount rate has a more immediate impact and that does help keep it down. But the earnings on the plan that tends to get smoothed.

Anatol Feygin: Okay. So I guess you're saying that had the discount rates stayed flat we would have averaged in another year of kind of worse performance and the expense would have actually been up had the discount rate not come up a little bit.

Tom Nardi: If the discount rate stayed at 6 we would've saw about another $2-1/2 million of pension expense.

Anatol Feygin: Terrific. Thanks for your time everyone.

Tom Nardi: Okay.

Operator: As a reminder if you would like to ask a question please press star 1 on your telephone key pad.

Your next question comes from the line of David Grumhaus from Copia Capital.

David Grumhaus: Good morning guys.

Tom Patrick: Hi David.

Tom Nardi: Morning.

David Grumhaus: With regards to the rate case, you know, why the decision not to go in for a rate case if you're underearning? Obviously you've decided to attack it by going after the expenses.

You know, does it relate to sort of the gas reconciliation and not wanting to have that on the table at the same time? Can you talk a little bit about your thinking there?

Tom Patrick: Yeah - well the thing is it's true we're underearning our allowed return by a bit. But, you know, if you look at the current interest rate environment and the way that rates are calculated at our commission I would not anticipate getting a, you know, a significant - I mean, we would probably be allowed a lower return than our current allowed returns of 11.1% and 11.3%. So I don't think there's a lot to be gained frankly at this point ...

David Grumhaus: Okay.

Tom Patrick: ... by filing a general rate case. Now we are investigating and have begun some informal discussions around some regulatory initiatives that fall short of a full rate case. We've gotten very interested in this conservation rider or adjustment approach that was adopted in Oregon for Northwest Natural.

We're looking at a couple of other things and beginning discussions with the constituencies including the commission about that. So it isn't that we won't have some regulatory initiatives to address cost items or cost pressures it's just that we don't anticipate a general rate proceeding.

David Grumhaus: Okay. On the oil and gas on the well that turned up the dry hole was that your own well and operated by you all or was there a partner involved there?

Tom Patrick: No it was our well operated by us. And we were - it was not 100% owned by us. We had sold down 35% or 40% of it to another party. But that was ours.

David Grumhaus: Okay. Lastly on Midstream you talked - you had some pick up there. You talked on the last call and I think in your 8-K about seeing further pickup there especially in the fourth quarter. Are you still expecting to see that?

Tom Nardi: Yes. That's the seasonal pattern.

Tom Patrick: That is the seasonal pattern and that's our expectation.

David Grumhaus: Okay. Great. Thanks for the time.

Operator: Your next question comes from the line of David Maccarrone from Goldman Sachs.

David Maccarrone:Tom I wanted to ask if you could give us a sense for how much of the restructuring is going to be focused within the utility versus corporate organization?

I recognize that, you know, it's not going to be a reduction in the union workforce. But beyond that do you expect the cost savings to be realized within the utility or outside of it?

Tom Patrick: Well I would say in both. Because we run a separate business services organization that includes functions like IT and HR their costs - the costs of their operations is directly passed through - or a lot of it I should say is directly passed through to the utilities in the form of intercompany billings for those services.

So cost reductions on the corporate side benefit the utilities as do of course the direct reductions achieved in the utilities operating units.

David Maccarrone:Okay. Thank you.

Operator: At this time there are no further questions. Mr. Patrick are there any closing remarks?

Tom Patrick: No. I wanted to thank everyone for joining us. I appreciate your participation and questions. And look forward to talking to you next time.

Operator: Thank you for participating in today's Peoples Energy Corp. Third Quarter 2004 Earnings conference call. This call will be available for replay beginning at 12:00 pm Eastern Standard Time today through 11:59 pm Eastern Standard Time on Wednesday, July 28, 2004.

The conference ID number for the replay is 8237007. Again the conference ID number for the replay is 8237007. The number to dial for the replay is 1-800-642-1687 or 706-645-9291.

This concludes today's Peoples Energy Corp. Third Quarter 2004 Earnings conference call. You may now disconnect.